Exhibit 3.3
[FORM OF]
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
American Railcar Industries, Inc., A Missouri Corporation
INTO
American Railcar Industries, Inc., A Delaware Corporation
     American Railcar Industries, Inc., a corporation organized and existing under the laws of the State of Missouri (“Parent”)
DOES HEREBY CERTIFY:
FIRST: That Parent was organized pursuant to the provisions of the General Business and Corporation Law of the State of Missouri, on the 23rd day of May, 1988.
SECOND: That Parent owns 100% of the outstanding shares of the capital stock of American Railcar Industries, Inc. (“American Railcar Delaware”), a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the                      day of                     , 2005.
THIRD: That the Board of Directors of Parent at a meeting held on the                      day of                     , 2005, determined to merge the corporation into said American Railcar Delaware and did adopt the following resolutions:
RESOLVED, that Parent merge itself with and into American Railcar Delaware such that American Railcar Delaware shall be the surviving corporation and assume all of the obligations of Parent.
FURTHER RESOLVED, that the terms and conditions of the merger are as follows: (i) each share of Parent Common Stock, $.01 par value, issued and outstanding shall be converted into and be deemed to become [                    ] shares of American Railcar Delaware Common Stock, $.01 par value; (ii) each share of Parent New Preferred Stock, $.01 par value, issued and outstanding shall be converted into and be deemed to become one share of American Railcar Delaware New Preferred Stock, $.01 par value; (iii) all of the shares of American Railcar Delaware Common Stock held by Parent shall be surrendered and canceled; and (iv) the holders of shares of Common Stock and New Preferred Stock of Parent shall have no further claims of any kind or nature.
FURTHER RESOLVED, that the foregoing resolution to merge be submitted to the stockholders of this corporation for approval, and in the event that the holders of at least two thirds of the stock of this corporation vote in favor of the resolution, in accordance with Missouri General and Business Corporation Law, that the merger shall be deemed approved.
FOURTH: That this merger has been approved by the holders of all of the outstanding shares of stock of Parent by written consent in lieu of a meeting.
IN WITNESS WHEREOF, said Parent has caused this Certificate to be signed by an authorized officer this                      day of                     , 2005.

By:

Authorized Officer
Name:

Title: